UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 15, 2016
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 4, 5, 6, 7, 8, 9, 11, 12, 14, 15, 16, 17, 18, 19, 20, and 22 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, changes in energy prices, liquidity constraints, political changes, changes in foreign currency rates, or the creditworthiness of our customers.

SELECTED INQUIRIES RECEIVED THROUGH MARCH 4, 2016

1.    When I eliminate the $6 million benefit to Other Expense, the $32.4 million adjusted expense is still about $4 million lower than Q4 2014 and lower than the previous quarters in 2015. Can you please explain?

The “other” expense line contains many different things such as computer software maintenance and licenses, communication and network costs, insurance, claims, legal expenses, professional fees and various taxes. The changes in these individual expense items were immaterial to the quarter and the year. The most significant item contributing to the change after the $6 million recovery of legal fees in 2015 was higher business taxes recorded in the fourth quarter of 2014.

2.    What, if any impact do you expect in the marketplace now that Amazon is an NVOCC?

Amazon has not divulged much information related to their strategy around logistics so we are probably not the right party to comment on something that we know little about. We don’t have any more information than what we read. With that said, Amazon has proved to be very successful in their business ventures and we will continue to monitor what they do.

3.    Can you please address any recent changes in the market related to DHL GF’s IT issues and management turnover? Have you been able to capitalize from a market share perspective?

Information Systems are a critical component to any logistics provider. These systems are key to efficient internal operations and provide important information to customers such as track and trace, shipment details, or analytics. At Expeditors we’ve always believed that one of our competitive advantages is that we have grown organically and developed our core operating systems in house with our own employees. This has allowed us to integrate complex origin and destination information that supports a high level of customer service and drives a great deal of efficiency for our operations.

In our time, we have seen many current and former competitors suffer through acquisition indigestion as they try to meld disparate IT systems together. We are certainly aware of the issues related to DHL’s new Global Forwarding Environment, but only based on what we have read in the press.

If the customer has freight, pays its bills on time, and is interested in building a relationship that allows the logistics provider to make a profit, they are our type of customer and we would compete for their business.

4.    What are you and your customers doing to prepare for the implementation of SOLAS? What challenges and opportunities does the convention present?

We are currently taking inventory to determine how each country plans to implement the Safety of Life at Sea (SOLAS) amendment. We certainly understand the two methods that are being proposed, but the logistics in each country and, for that matter, in each origin city may be unique. Shippers will also differ in their ability to certify weights, either by their own scales, or by having to outsource that service. In either case, we will be ready to support them. In addition, we are currently working on local processes and systems capabilities to support shippers, as well as the local infrastructure requirements and/or capabilities around the two proposed methods. We cannot at this time predict the impact all of this might have prior to or after July 1st until there is further clarity on each country’s implementation process and specific requirements.

5.    What kind of impact do you expect the implementation of ACE to have in the forwarding market? Is Expeditors prepared for it?

Expeditors is fully prepared for Automated Commercial Environment (ACE). Over the past several years, we have adapted our systems to ACE requirements, have held multiple customer outreach sessions throughout the U.S., have been a successful participant in various ACE pilots, and we have been transmitting ACE entries and entry summaries for quite some time. U.S. Customs and Border Protection (CBP) has been clear about its expectations from the trade community and states on its website: “As ACE features are developed and deployed, corresponding capabilities in the legacy ACS will be retired.” Mandatory use dates for ACE filing functions are also available on CBP’s website, and the next upcoming mandatory use date is March 31, 2016. Parties that cannot transmit the required messages by the mandatory use dates may have no electronic means of submission.

6.    Can you please give an update on the progress you are making with your strategic initiative, specifically as it relates to the markets in Europe, South Asia and North America?

While we are focused on all areas of our global operations, our strategic initiative in Asia is focused in particular on China. Despite the general economic slowdown in China, it is still one of the fastest growing economies with massive capabilities and infrastructure. It is also increasingly becoming a consumer economy with a very large emerging middle class with wealth and a taste for imports. We believe that presents an opportunity for us as China becomes more than just an export market. We have done a great deal of work aligning origins and destinations on accounts that we target in China and have invested in building infrastructure that supports efforts to increase our import business and focus on customs clearance in China.

In Europe, we are also focused on aligning origins and destinations on accounts that we target. Some of the other larger projects that we are focused on in Europe include aligning staff and developing inbound and outbound gateways.

In both China and Europe, we are pleased with our progress and continue to believe that we are focused on the right opportunities and have created the appropriate projects to drive those opportunities.

Some of the opportunity in North America comes from the amount of increasing regulation and compliance in the U.S. Our customers value our ability to manage the thicket of security and compliance measures and regulations to move their cargo through an increasingly complex regulatory net.

7.    What are your biggest concerns related to global trade?

Our number-one concern is that global trade slows significantly, as it did across most markets during the financial crisis of 2008. While we did see slower market conditions in the second half of 2015, we have not seen signs of a return to the severity of the slowdown that we experienced during the financial crisis. Global markets are more interconnected than ever before, and a slowdown in one market can have ripple effects on other markets. While we serve a highly diversified base of customers and industries, which limits our exposure to any one area, we were not immune to the impact of the global market meltdown of 2008. But we have not seen signs of a return of those conditions thus far.

8.    Are you seeing any new competition or changing competitive dynamics in the forwarding market?

If 2015 did not set a record for M&A in our industry, it certainly felt like it. We are seeing larger competitors as companies are acquiring existing organizations for growth. The requirements of a global network of offices, integrated systems allowing the free flow of information, constant increases in regulation, and the need for a dedicated staff of highly motivated employees makes it very difficult to excel in the global logistics space. Acquiring growth does not necessarily make for a better company or happier customers, and we believe that many of these now bigger companies are turning their focus inward to support the integration of cultures and systems. It's not so easy.

Systems are hard to get right and require a lot of care and feeding. There is a general belief that the logistics industry is ripe for a technological disrupter to introduce a system for reducing dwell times, as if there is a lot of freight sitting around, waiting for the killer app that will match it up with a shipper. Our staff of roughly 700 people in our IS department would argue that we already use a great deal of integrated, end-to-end systems and that those systems are in a constant state of evolution. So, too, our operations staff would argue that our customers don’t really like the idea of freight sitting on the dock at origin or destination and that they are paying Expeditors to constantly optimize their transportation network to reduce dwell times.

9.    Can you please give more detail on the $6 MM recovery of legal and related fees in 4Q15? What was that related to and is there any pending litigation or recoveries we should be aware of?

As discussed in Note 9 to our consolidated financial statements included in Form 10-K filed with the SEC on February 25, 2016, the Company is involved in claims, lawsuits, government investigations and other legal matters that arise in the ordinary course of business and are subject to inherent uncertainties. Currently, in management's opinion and based upon advice from legal advisers, none of these matters are expected to have a significant effect on the Company's operations or financial position.

10.    What impact on the market, if any, do you anticipate the upcoming SOLAS regulation to have both prior to implementation on July 1 and after?

See our response to question 4 above.

11.    What are your headcount growth expectations for 2016?

We noted in our last 8-K Q&A filing in November that there is no “right size” in terms of headcount because each of our customers has unique and independent requirements. While we do have productivity targets that we monitor on a monthly basis by department, those targets are not fixed. Instead those targets are used to help our managers make wise decisions. We expect that our headcount growth will largely be in-line with the growth of our business.

One of the great things that our branch compensation model provides is clear ownership over expenses. Our branches make investments to grow our business at the same time they work very hard to make sure our headcount is aligned with our actual needs required to maintain superior customer service. We are focused on efficiency and, over time, we generally expect headcount to grow at a slower rate than our overall business.

12.    EXPD’s AF and OF volume growth rates in recent quarters have not widened in recent quarters, despite what could objectively be described as increased consolidation activity (both actual and rumored) among competitors. Do you expect the recent industry consolidation to help drive incremental share gains during 2016?

We will take profitable share gains wherever they may come. Despite the pace of M&A activity in 2015 and the size of some of the deals, we believe that no player controls market share in double digits. That leaves a lot of room for growth. It also means that with so many players, shipping tends generally to be a low-margin business. People, processes, and technology are among the few critical differentiators and are where we focus our attention. We grow our business by striving to be better in those areas than our competition.

13.    How much of 2015 gross and net revenue pertained to “Intra-Asian” activity?

While we are satisfied with our results in this area and see it as a part of our growth strategy, we do not break it out.

14.    Given your company’s competitive advantages in IT capabilities, how much potential for share gains exists from your ability to improve a customers’ supply chain visibility and drive for them working capital reductions (e.g., through more efficient inventory management)? How does EXPD capture the value of such a capability, particularly if it comes at the expense of volumes?

There are many instances where we optimize the supply chain for our customers. For instance, we may have an air freight customer who determines, based on our optimization process, to shift portions of their supply-chain to ocean freight services. Or vice versa, depending on time to delivery and cost. Our view is that it is always in our best interest to support the most optimal supply-chain for each customer. If we don’t continually optimize, a competitor will, putting our business at risk.

And we optimize no matter what the shipment size. We built our business with a belief that we are judged by how we handle each small shipment before a customer entrusts us with something bigger. This dedication to optimization requires access to data, appropriate IT tools to perform the optimization, and intelligent and experienced employees who can read and implement the optimization models. We believe we have all three of these covered and continue to take advantage of each of them.

15.    Does EXPD have any interest creating a service that provides customers/shippers a marketplace platform from which to conduct sales? Or do competitors in this business already have too great of a scale advantage for your company to be effective?

We do not at this time. Our current focus is on our strategic initiatives and enablers, which do not include creating a platform to conduct sales between shippers and customers.

16.    In what ways do you anticipate that the Trans-Pacific Partnership will influence your Customs business? Volumes? Margins? Both? None?

We have commented on “TPP” before, as recently as our May 2015 8-K, stating that in general, free trade agreements are good for stimulating trade, which is generally good for shippers. Some believe that with TPP in force, there may be a shift in some shipping from China to Southeast Asia, which would require enormous investment from those other countries to be able to match the capabilities and infrastructure that China already has in place.

But many of the concerns regarding TPP are not related to trade but to the unintended consequences of the broad scope of the agreement, which covers so many things that are seemingly unrelated to trade. Now that it has been signed by the member states, it may well be ratified and we will collaborate with our customers and carriers to work within its framework. Generally we have found that enhanced rules, regulations, and agreements make shipping more, not less, complex. We have proved to be very adept at helping our customers find their way amidst complexity.

17.    The global economy has been worrisome for a while and volume growth decelerated all of 2015 but remained positive but turned negative in the fourth quarter. How could EXPD position the company or institute specific initiatives to offset the potential for further declines in volume?

We believe the strategic initiatives that we developed in late 2014 and implemented in 2015 will position the Company for long-term growth in volumes, net revenues, operating income and earnings. See our response to question 6 above.

18.    In your release you mention that you are aware of how uncertainties and challenges with the global economy might impact comparisons to 2015 results. Can management elaborate on what the impact might be? Will it be difficult to grow earnings this year and/or achieve long term targets for double digit growth?

We’ve long stated that we are not in the habit of making or endorsing forecasts. We believe we have already been very upfront about the challenges we face from a comparative perspective, given our record results in 2015, combined with the concerns over the global economy and slowdown in global trade that began in the second half of 2015. In addition, last year we benefited from increased business from the West Coast port slowdowns. But our job is to win business, not to apologize for difficult comparisons. We are focused on our strategic initiatives and areas where we can continue to win profitable business.

19.    How are airfreight and ocean volumes trending in 1Q? We understand an unquantifiable impact from west coast port disruptions last year may be impacting growth rates, but how would you characterize underlying demand at this time? Do you believe the U.S. economy is in, or is entering, a recession?

We don’t offer guidance, and our communications policy prevents us from disclosing information on a quarter while we are in the middle of that quarter. Even if we were to comment on monthly data, it would be difficult in Q1 to provide meaningful comparisons because of the timing of Chinese New Year, which changes each year. The timing of that significant event in China makes it difficult to understand what is happening in the quarter until the entire quarter has been posted.

With regards to the U.S. economy entering or being in a recession, we think that the economists are in a better position than we are to make that call.

20.    Does management have a view on the expected magnitude of freight shifts resulting from the Panama Canal expansion? Have you noticed any changes in shipper plans as the completion date approaches?

We have yet to notice any major changes in shipping plans or patterns from our customers as of this writing. We heard customers tell us that they planned to shift cargo to the East Coast because of the West Coast port issues earlier in 2015. At the time, we believed that any shift to the East Coast ports would be temporary and, for most of our customers, this seems to have been the case and we have seen a return to normal shipping patterns.

That said, more of the U.S. population lives east of the Mississippi than west of it, and we generally believe that moving cargo as close as possible to the end customer is a good strategy. It would make sense to us that over time more cargo would be routed to take advantage of the Panama Canal expansion and the larger ships being deployed to make use of it. But as of yet, we have not seen any major shifts in port utilization.

21.    Can management comment on progress being made with the strategic goals outlined at last year’s investor day, namely growing market share in Europe, China and North America?

See our response to question 6 above.

22.    Is the current share price at a level where management feels comfortable continuing share repurchase activity at a record pace?

We will refrain from a discussion of share price and intrinsic value, but we will point out that we did pay out more than $135 million in dividends and repurchase nearly $630 million in stock in 2015. Strong cash flow, combined with the strength of our debt-free balance sheet, gave us the flexibility to do that. We are dedicated to returning capital to investors, but our first priority will always be investing for growth in our business. We think we can do both.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

March 15, 2016	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

March 15, 2016	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer